Exhibit 99.2

PolarityTE Expects Third Quarter Revenue to Meet or Exceed High-End of Guidance

SALT LAKE CITY, September 14, 2020 – PolarityTE, Inc. (Nasdaq: PTE) today announced that the company believes third quarter 2020 revenues will likely meet or exceed top end of the previous guided range of $2.7M to $3.2M.

David Seaburg, CEO, commented “We continue to see strong execution and momentum in SkinTE sales. Further, we expect the expansion of our COVID-19 testing capabilities through a recently announced partnership to help drive continued revenue growth in our services business. The revenue momentum we are seeing in both SkinTE sales and COVID-19 testing should significantly help mitigate our cash burn.”

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697